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On February 6, 2009, LCA-Vision Inc. held a conference call and question-and-answer session.  The transcript of the call follows below and webcast replay of the conference call will be available on the Investor Relations section of the company’s website at www.lasikplus.com.

LCA-VISION CORPORATE UPDATE CONFERENCE CALL

Moderator:     Jody Cain
February 6, 2009
9:00 a.m. CT

Operator:
Welcome to the LCA-Vision's corporate update conference call.  At this time, all participants are in a listen-only mode.  Following management's prepared remarks, we will hold a Q&A session.  To ask a question, please press star followed by one on your touchtone phone.  If anyone has difficulty during the conference, please press star zero for operator assistance.  As a reminder, this conference is being recorded today, February the 6th, 2009.  I would now like to turn the conference over to Jody Cain.  Please go ahead ma'am.

Jody Cain:
This is Jody Cain with Lippert/Heilshorn & Associates.  Thank you for participating in today's call in which members of LCA-Vision's management team will discuss programs to drive growth and build shareholder value.  I would like to direct you to a corporate presentation that is accompanying today's prepared remarks.

This presentation is available on the Investor Relations page of the Company's Web site at www.lasikplus.com.  Please click on the Investor Relations tab at the bottom of the homepage.  The presentation is available through a link at the bottom–left-hand-side of the page.

Joining me from LCA-Vision this morning are Steve Straus, Chief Executive Officer, and Mike Celebrezze, Chief Financial Officer.  We have allotted one hour for today's call and with that in mind, we ask that during the Q&A portion professional investors limit questions to one with one follow-up in order to provide an opportunity for others to participate.

I would like to remind listeners that comments made during this call will include forward-looking statements within the meaning of federal securities laws.  These forward-looking statements involve risks and uncertainties that could cause actual results to be materially different from any anticipated results.  For a list and description of those risks and uncertainties, please review LCA-Vision's filings with the Securities and Exchange Commission.  Please note that the content of this call contains time-sensitive information that is accurate only as of today, February 6, 2009.

LCA-Vision disclaims any intention or obligation to update or revise any financial projections or forward-looking statements whether as to the results of new information, further events or otherwise.

Now I'd like to turn the call over to Steve Straus. Steve.

Steve Straus:
The purpose of today's call is to ask for your support of our board and our management team to demonstrate why you should vote our way by providing some historical perspective on the business, and describing our business plan to grow shareholder value.  Not only do we need your vote, but we believe LCA-Vision needs your vote.

Our first discussion will describe the past.  Slide five describes the Old model. Stephen Joffe may have been a smart entrepreneur that saw an opportunity and built the business around it; unfortunately, the business model we inherited from Stephen Joffe had some fundamental flaws.  It does not perform well in a weak economy.  It has a high level of volatility.  The target patient base is middle income and it is hurt in economic declines, and there are no repeat purchases.

The business model that we inherited from Stephen Joffe is not recession-resistant.  In fact, on a relative basis LCA lost more market share in 2001 than we lost in 2008 – and that recession was not nearly as severe.  Our business as it stands is experiencing poor financial performance in the current economy, but it experienced poor financial performance in the past economic downturn, too.  In a few moments we will demonstrate our progress in converting to a more effective business plan.

When faced with the Company's poor performance in 2001, Joffe and his team did nothing to change the strategic focus of the business model.  They did nothing to strengthen operations or alter the business model, and they maintained their sole dependence on laser vision correction rather than adding any diversification to the model.  In short, Joffe and his team relied on tactical approaches that were proven to be obsolete.  Here is some historical perspective on Stephen Joffe's actions with our company; it's important that you know the facts.  Many of the actions taken by Stephen Joffe are not consistent with CEO best practices, and raise serious doubts as to his true intentions.

For example, Stephen Joffe criticizes current management compensation, but it is significantly lower than both his compensation prior to leaving the Company and the package that he rejected as insufficient upon his departure.

More shockingly, Stephen Joffe purchased a significant stake in TLC-Vision while still CEO at LCA-Vision without informing the Board that he had done so.  After leaving LCA-Vision, Joffe made an unsuccessful run at TLC-Vision.  Shortly after being unsuccessful in his bid for TLC, Joffe once again attacked LCA-Vision – this time with no formal plan.  There is a lot of public information available on the SEC Web site.

Mike.

Mike Celebrezze:
We know that two things happen in a recession: consumer confidence declines and stock prices decline.  In a recession, consumer confidence is naturally low.  Industry procedures are highly correlated with consumer confidence.  In fact, consumer confidence is currently at its lowest point in the 42 years since it began being measured in 1967.  LCA procedure volume is also highly correlated with consumer confidence.

Slide 13 compares the stock performance of LCA with public companies TLC Vision and Advanced Medical Optics.  As you can see, all three ophthalmic-based companies saw similar share-price declines over the past two years.

In fact, during the past recession under Stephen Joffe, LCA experienced a similar share-price decline, yet he continues to insist that current management is to blame.

This next section of the slide describes actions that our management team has taken during the past 27 months since I joined the Company to take the Company from what was essentially a small business, with a haphazard business process to a professionally managed public company.

Very little infrastructure was in place when I arrived.  During the past two-plus years, we've made significant progress in developing our people, through training programs and leadership development.  At the same time, we reduced field-management expenses by $1.5 million per year.

In a service business such as ours, we place a very high value on our people. They are our most valued asset. We place a high priority on training, development and succession planning.

When I arrived, the infrastructure was in desperate need of improvement.  Since then, we added a state-of-the-art national call center and data center.  We installed IntraLase units in all of our vision centers and upgraded all of our excimer laser platforms.  We improved our patient- and prospect-tracking programs.  Our surgeon group developed a chart-sharing system.  These efforts have generated $10 million of annual revenue.  In addition, the capital investments were made in a good economy, and during the next couple of years, we don't foresee any significant capital-expenditure requirement.

We've grown the Company from 50 vision centers in 2005 to 75 today.  Many processes needed to be improved.  There were no center-level or department budgets before 2007.  We converted from autocratic, centralized decision-making to decentralized – with authority and accountability placed in the field, close to our patients.

We improved cost control and working capital management.  The result was elevated performance of field management, quicker, more local decisions and cost and cash improvements.  Under the Joffes, relationships with suppliers were, at best, inconsistent and oftentimes confrontational.  We’ve worked hard in forging mutually successful, long-term partnerships with many of our major vendors.

Next, we will address the Company's cash flow.  The Company had $60 million of cash and investments.  We lowered the vision center breakeven point from 125 to 100 procedures per month.  In addition, we've reduced the cash-flow breakeven for the Company from 170,000 procedures in 2007 to 110,000 in 2009.  As stated earlier, our cash resources are sufficient to support the business for in excess of three years, even if procedures declined as much as 22 percent in 2009, 2010 and 2011 to 90,000 procedures.

To further bolster our cash position, in April 2008 we secured a $20 million loan.  The loan has a five-year term and 60 even payments with an interest rate below 5%.  Importantly, the loan has a default clause upon change in management.

In October 2007 we began to see softening in the industry, and we took actions to reduce costs.  Over the past year, labor costs were reduced by $14 million with headcount reductions of 35%.  In addition, standard staffing models were developed, which allow us to be more nimble to make changes in staffing with changes in volume, while optimizing patient experiences and clinical outcome.

General and administrative costs have been reduced by 10% since 2007 despite a 16% increase in vision center count.  Center direct costs are projected to decline 32% in 2009 compared with 2007.  These costs include labor, rent, financing fees, supplies, insurance and other center-level costs.

We've also stated publicly that we are performing a clinical study comparing the three excimer lasers to each other and negotiating fees to reduce from three lasers to two or one.  The clinical study is complete and we are in the final stages of negotiating new costs.  We will report our decisions and the economic savings in a few weeks, once everything is final.  Importantly for the next couple of years, we have no significant capital expenditure requirements.

On slide 24, Anthony Vendetti of Maxim provides a quote to give LCA high marks for our proactive cost reductions during the soft market.

I want to summarize this for you, so you can see the progress that our management team has made.  We currently operate 75 vision centers in 32 states, up from 50 vision centers in 25 states under the Joffes.  Our patient satisfaction is very high.

We have nearly $60 million of cash and investments. Our 2008 expense-reduction and cash-conservation efforts have positioned us to be cash-flow positive at 2008 procedure volumes.

Even in a downside scenario, we have significant staying power with three years cash reserves even with as much as a 22% decline to 90,000 procedures and we still are a leader in managed care, a distinct competency that brings a lot of business for us.

Looking to the future, I want to describe our business plan to improve shareholder value. As you can see our plan has several major components.

Moving to slide 28, our first objective is to continue to conservatively manage expenses and cash.  We took aggressive action in 2008 and made significant improvement in both cost and cash management.  We have a lower, more flexible cost position embedded in our business.

Our second objective is to continue to improve our marketing. We acknowledged that marketing approaches developed in 2007 were not as effective as they should have been.

In the fall of 2008, we got in a new marketing team with an extensive healthcare track record. They are making great progress in segmenting our customer base and targeting our messages.

We've converted from a national one-size-fits-all messaging to a more targeted local approach. As an example, we now feature the local surgeons more prominently in our ads.

Our marketing team has completed a segmentation study and identified high potential segments.  Due to competitive reasons, we can't describe our target segments in detail, but this chart on slide 31 shows the rigor that was applied to segment identification.

We are changing our approach and we are beginning to see the results.  We have implemented some of our new marketing and more is coming.  In a test of coordinated media messaging, 13 test markets saw a 34% lift in volume.

As we introduced new messaging on top of the coordination, we expect to continue to see positive results. We are four to six weeks ahead of schedule with our new marketing initiative.

Our third objective on slide 33 is to continue to expand our LasikPlus footprint in the United States. While the time is not right to open new vision centers, when the economy recovers we intend to add vision centers in major markets.  Our real estate team has a core competency in identifying attractive sites and expertly executing new center openings.

Our fourth major objective is to expand our business model. We have conducted research and developed preliminary plans to expand our model, to include other eye-related medical and surgical procedures.

This new program, which we have dubbed Lifetime Vision will produce an additional revenue stream estimated at $30 million annually, and provide more variety and challenge for our talented workforce.  We will start the process with intraocular lenses, but continue to expand Lifetime Vision with a disciplined phased-in approach.

We have also expanded our business model by taking an active role in developing an Insured Lasik product. This allows patients to get a portion of the cost reimbursed by insurance.

We have once again leveraged our Managed Care core competency by being the first provider in the industry to introduce this program.  An ongoing objective is to maintain and enhance our leadership position on clinical and business matters.  We have developed forums for sharing ideas and we want LasikPlus to be the go-to provider for advanced ophthalmic technology and new ideas.

As listed on slide 37, our leadership team has energy, passion, experience, commitment and a clear vision.  We have a wide range of complementary skills and experiences with the cohesive chemistry among us.  Our team is committed to deliver results.  Our Board remains resolute in their support of our current management team and our business plan.

We are also committed to strengthening surgeon satisfaction in both good and difficult economic times.  We acknowledge that there is a mix of sentiment among our surgeons.  Surgeon comments on slides 39 and 40 provide you some insight into current surgeon perspectives.

In summary, the old model under Stephen Joffe was subject to economic swings and the infrastructure he developed needed overhaul.  Current management revised the cost structure and improved processes.  Current management has improved our marketing and we will regain market share.

Current management is expanding the model to include Lifetime Vision, which will bring new revenue sources and improve word-of-mouth referrals.  Current management and the Board are committed to building shareholder value.  We ask you to support our Board and our leadership teams’ Consent Revocation.  We ask that you vote with the gold card.  Thank you.

Operator:
Ladies and gentlemen, if you wish to register for a question for today's question and answer session, you will need to press star, then the number one on your telephone.  If your question has been answered and you wish to withdraw your request, you may do so by pressing the pound key.  If you are using a speaker phone, please pick up your handset before entering your request.

One moment please for the first question.

Steve Straus:
This is Steve Straus. While we’re waiting for the first question, I would like to invite you to join our conference call to discuss our fourth-quarter and full-year 2008 results, which will be held next Tuesday, February 10 at 10:00 a.m. Eastern Standard Time.

Operator, we are ready for the first question.

Operator:	Your first question comes from the line of Anthony Vendetti with Maxim Group. Please go ahead with your question.

Anthony Vendetti:	Thanks. Steve, can you just go over again, what the breakeven number is in terms of procedures and then the breakeven for each center and what it was prior?

Mike Celebrezze:
Yes.  This is Mike, Anthony.  I'll take that one.  The breakeven point for the vision centers has been reduced from 125 procedures per month to 100 procedures per month, per vision center.  And that's sort of a center-level earnings breakeven.  So, it includes depreciation at the vision center, it does not include general and administrative expenses.  It does include marketing at the vision centers.

Probably more important is the breakeven – cash-flow breakeven for the corporation, which we've reduced to 110,000 procedures for 2009.  That's a significant reduction as 2007 cash-flow breakeven was 170,000 procedures and that does not include any cash spent on the stock buyback program.  So, I've subtracted that out.  We've made material progress in reducing our breakeven point and improving our cash-flow position.

Anthony Vendetti:	And on the stock buyback, are there any plans to do that here at these levels or any plans for your management to personally buy stock here?

Steve Straus:
Anthony, this is Steve.  Once our window to buy stock opens after the earnings release, management may be buying some more stock.  As it relates to the buyback, that is at the discretion of the Board and is addressed frequently in Board meetings and conference calls.

Anthony Vendetti:
OK.  And then on the Lifetime Vision, when, officially, was that announced and can you get a little bit more specific on the plan for that.  I know you mentioned intraocular lenses as an initial phase but could you expand a little bit on the long-term plans there?

Steve Straus:
Sure.  As you know this business model that we inherited is a great one-service company. with laser vision correction being the only service that we provide. It's elective, it's self-pay, it's expensive.  It doesn't do well in tough economies; you know that as well as anybody, Anthony.

And over the past several months, as we have been developing and refining our strategic plans, management and the Board have decided to stay committed on eye, medical and surgical services versus moving the business model to another part of the body, if it’s plastics or dermatology, whatever.

And we are developing a business that extends beyond laser vision correction.  It's a natural extension.  It will include intraocular lenses. It will include medical services.  Ultimately, we want to forge long-term, meaningful relationships with patients that trust us as they look to somebody for a provider to manage not only the health of their eyes, but also the visual acuity.

So we expect, over time, that patients will return to us routinely for advanced eye exams and also, as we move forward and identify issues with their help, we can refer them out for specific specialist treatment; you know, if it's a glaucoma issue, if it's a retina issue.  Also, we can proactively help them manage their vision going forward.

Most vision is managed retroactively once somebody realizes they've got a problem.  What we want to do is educate these patients.  And as they understand the aging process of their vision, we want to proactively begin to set expectations and help them plan for certain events that are surgically oriented in their lifetime.

As they move through laser vision correction, let's say in their 20s and 30s, they're going to be dealing with an age-related issue called presbyiopia in their 40s.  And we want to make sure that they are planning on a surgical treatment to effectively address presbyiopia in their 40s.

Also, as the lens ages, creates more opacity, less visual acuity, less accommodating capability or flexibility in their 50s, we want to be positioned to replace that natural lens with an advanced premium intraocular lens if it's multi-focal, if it's accommodative or if it's a phakic IOL.

Anthony Vendetti:
OK.  And then the last question on the surgeons, you touched upon this, Steve.  Obviously, in a difficult economy, they are seeing, obviously, their pay go down based on the number of procedures.  Can you talk a little bit about, A) some of the turnovers there; and then just, B) how much of the dissatisfaction of some of them would you attribute to the economy as opposed to something else?

Steve Straus:
I would say most of their dissatisfaction and concern relates to reduced earnings, as their earnings are a percentage of revenue.  So they feel the pain when we are in an economy like today.  When we're in a robust economy, they feel the gain.  So, we are linked at the hip in the ebbs and flows of the volume in an economic situation.  So most of the surgeons' sentiment concern is around their security and earnings power.

That said, we feel very good about our surgeon relationships with most of our surgeons.  We have them actively engaged in problem solving.  They are involved in committees with marketing, finance, human resources, clinical advancements and projects of the Company, including our Lifetime Vision initiatives, including our laser-analysis initiatives.

They were deeply involved with studying and embracing the rollout of IntraLase.  So, I feel very good about management's relationships, not only the executive management, but our AVPs and our RDs in the field.

We're always going to have some surgeons that are insecure, that are concerned, and we take that seriously.  But the stability of our surgeons and their general attitude has been very supportive of current management.  We are embracing them and working as closely as we can to weather this storm and get stronger for the future.  And they feel very good about our staying power under the current leadership.

Anthony Vendetti:
Last question on the centers.  I know right now you've halted new center openings.  In terms of centers that are underperforming, are there ones that, if they continue to underperform and actually lose money, that you'll consider closing or are you going to continue to try to cut the cost there to keep them open during this downturn?

Mike Celebrezze:
It's Mike, Anthony. We hate to close vision centers. We would like to keep all the vision centers open. We've made the tough decisions at the end of the last quarter of 2008 and we closed three vision centers. Our hope is that we don't have to close any more. We are continuing to monitor the financial performance of the vision centers and – which includes the operating cash flow coming from them.  We are willing to carry some centers during the tough economic time, if we see that the future is bright for them.

But, we're not going to guarantee that there won't be more closures.  My hope is that there are not.  We have no centers that are in immediate danger and we're working closely with our operating people to make sure that all centers perform to their utmost potential.  It is something we need to continue to monitor, but I would not expect massive closures or anything.

Anthony Vendetti:	OK, great. Thanks, guys.

Operator:	Our next question is from John Ransom with Raymond James.

John Ransom:
Hi, first question is do your projected costs include any savings from going from three lasers to one laser?  And if not, how much would you expect to save from that?  And talk a little bit about the complications of unwinding capital commitments leases with maybe the one or two lasers you’d like not to retain.

Mike Celebrezze:
OK, John, this is Mike again.  We – as we said during our discussions today – we will be giving full information about that program in the next couple of weeks.  We're finalizing our negotiations now with the vendors and so I don't want to announce anything prematurely.

We have factored in some cost savings into our projections and I am confident that the cost savings we factored in are conservative and we will likely exceed them.  We have no intention of being out-of-pocket any cash upon transfer from three lasers to two or one.  So the suppliers that remain will fund any capital commitments that we have for those that don't remain.  And we have their commitments to do so.  We expect this to be clearly an operating cost savings, and in no way will be cash outlays in any stretch.

I will say also we have involved the Medical Advisory Board all along the way and seeking their input and their voice will weigh into it.  And again, we're a couple of weeks away from an announcement but I think that people will be pleased with what we announce.

John Ransom:	OK. Second question is, as you move into, maybe IOLs, do all of your centers have the requisite licenses to perform that procedure?

Steve Straus:	John, this is Steve. The answer is no. And as we build this model and phase it in carefully in select markets with select surgeons across the country, we do not intend to use our existing facilities.

As you know, there are north of 4,000 free-standing outpatient surgery centers in operation across the country, all of them have a lot of excess capacity.  So we expect to work with nearby ambulatory surgery centers for our surgeons to perform those intraocular procedures.

John Ransom:	But this wouldn't involve us and you are not going to go out and buy surgery centers. You're just going to try to kind of run out your doctors, if you will?

Steve Straus:
No, we will not be acquiring surgery centers.  At some time if we have volumes that warrant owning and operating our own freestanding surgery center, we may build one in a market, but that's a distant future.  And what we'll do is work with nearby surgery centers to perform our surgeries in those centers.  Our surgeons will go on staff, work in those centers and will arrange for blocked time in those centers.

John Ransom:	And approximately how many of your surgery centers were cash-flow negative, either last year fourth quarter…however you choose to have – maybe last year given the first quarter?

Steve Straus:	We don't report center-level data, John.

John Ransom:	OK. More than half, do you think?

Steve Straus:	We don't report center-level data.

John Ransom:	OK. And I am just trying to understand how, I assume, and that's all being cash-flow positive that if you are not going to – I mean, would you keep a center open that was bleeding cash for very long?

Mike Celebrezze:
I stated a couple of minutes ago that we will carry a center that's losing a little bit of money if we believe that the future is bright for that center.  We know we are in the worst economy since they started measuring consumer confidence in 1967.  So it wouldn't make sense to not look down the road a little bit.

John Ransom:	Right.

Mike Celebrezze:
We have $60 million of cash and investments.  We are in the business for the long-term, not the short-term and so we will make the appropriate decisions based on long term.  So there will be some centers that will lose money in the short term.  It's not unusual, but the long term is what the real judgments are being made upon.

John Ransom:
OK.  And then just one other…on your debt facility, you mentioned that there is a default provision in the event that there is a change in management.  What about any covenants that investors should be talking of, any EBITDA covenants or tests, or is it more of a facility financing without corporate level covenants?

Mike Celebrezze:	It's the latter, John. It's a facility that financed the IntraLase lasers, so it's collateralized by those lasers, has no corporate covenants.

John Ransom:	Any other…events of default that we should be cognizant of? So there are not financial covenants. You are saying there are no financial covenants at the corporate level?

Mike Celebrezze:
That's right.  There are a couple other potential defaults, which are described in our SEC filling, one of which is our relationship with Care Credit, which could be terminated if – with a change in the Board – and the other is potential payments to executives if they happen to be terminated, as described in our filings.

John Ransom:	OK. And finally, are you…do you have any visibility in the Flex Dollar participation you had in 2009 or is it too early?

Mike Celebrezze:	I think we should hold that question for Tuesday. We'll talk about Q4, give a little bit of insight into Q1 on Tuesday.

John Ransom:	OK. Thank you.

Operator:	Our next question comes from the line of Anthony Petrone with Maxim Group.

Anthony Petrone:
Thanks for taking my questions.  Couple here…you mentioned decentralized management style and that’s something existing teams put in place here.  How does that apply when you go into patient-financing decisions?  Is that really at the center level or are there some kind of centralized safeguards that are put in place to manage against, I guess, just patient profiles and perhaps accelerating bad-debt expenses, if that would be the case?

Mike Celebrezze:
OK.  That's a good question.  All the financing decisions are made at the corporate level.  We have a program…basically about 35% of our patients pay cash or use their credit cards, so obviously no financing is involved.  For the other 65%, the first course of action is to run them through the Care Credit Program and seek approval, and that program finances about 55% of our patients.  So the lion’s share of the 65%, they don't pay cash.  And that has not  moved actually in the last couple of years.  So that is good.  If someone is rejected by Care Credit, then we turn to the internally financed program and that is managed here, also based on criteria.  Just yesterday, we improved significantly our internal program and took some risk out by starting to capture credit scores and using credit scores to differentiate down payments.  So we now have various down payments depending on your credit score.  So the worse your score, the higher the down payment.

The lowest down payment had not changed.  It is still $600, but if your scores are weak your down payment requirement could go up.  So we have very good controls over our financing.  Remember the Care Credit is non-recourse to LCA-Vision.

Anthony Petrone:	I see. And just in terms of, I guess, you did institute no payment, no interest program and I am assuming no money down initially, but that would be only be for creditworthy.

Mike Celebrezze:	That is the Care Credit program only.

Anthony Petrone:	OK.

Mike Celebrezze:	Yes, that is only Care Credit, that's non-recourse to LCA-Vision.

Anthony Petrone:
Oh, I see.  OK.  Moving on here, you mentioned in the presentation “implement local pricing” as one of the strategies here.  Where is the company in that process and how much has local pricing being put in to place as we speak now, and I guess what will be the overall impact to pricing as that gets fully implemented?

Mike Celebrezze:
Some of that is for Tuesday, actually.  We've got Q4 data coming out Tuesday.  I kind of…I want to hold that one.  But we did implement local pricing as we said we would and it is being effective and we will probably – I think we would give you more on that on Tuesday.

Anthony Petrone:
No worries there.  And then, if we look at one of the slides here it’s interesting here, I guess this is on the market study that the Company has done internally.  If you could just maybe give us a distinction between some of the test markets you have identified in this market study here, and there seems to be at least some low-hanging fruit here and what particular is going on in those markets where, for instance you have seen a 34% increase here in test markets relative to control markets.  Is there a different strategy from the Company or is it just the market itself in those regions?

Mike Celebrezze:
Definitely different strategy for the company and something we are extremely excited about.  Our marketing programs have really made significant progress since October 15 when we brought in the new team.  The new program involves a couple of key attributes, maybe, say, three.

First is segmenting the customers to determine which ones are really in a position to buy right now, as opposed to our old program which was sort of a broad-brush, treat-everybody-the-same.

Secondly, we have got much better coordination between the different media groups.  So each media group used to sort of do their own message and now it is much more coordinated.  So in the test markets, we coordinated the messages with all the different medias and saw the 34% lift.

Still to come is changes in the messages themselves, which we expect will give us additional boost.  I do want to point out that we did cherry-pick the markets and we picked the markets that we thought it would work.

So it is probably not fair to say that we would get 34% lift across the chain, but we would certainly get some lift, but we are really happy about the lift we have seen.  Our people are excited about it and we are definitely moving in the right direction here.

Anthony Petrone:	How long was the test study and we…I'm assuming we were already in difficult economic times when these studies were ongoing?

Michael Celebrezze:	Yes, the test, it shows on the bottom of the slide in the fine print, that the test was done in October and November, which of course was a difficult time period. It was against the control group.

Anthony Petrone:
OK, final two here, if I can sneak them in.  One would be if you can give us an idea of the replacement cycle on intraocular lenses just to get some more quantitative look into that $7,000 to $8,000 there.  And then lastly you mentioned that the de novo strategy, when would you look to, I guess, begin expanding into some of these markets?

Steve Straus:
As it relates to the intraocular lens strategy, we've conducted a lot of preliminary modeling and we're fine-tuning our business model as we speak.  And each market is going to be different.  But we're going to use our segmentation study data to help prioritize what markets we want to enter first, Anthony.  And as we get more details put together in our pro forma modeling and the due diligence that we are doing in this business service-line extension, we'll be happy to share that with you.

As it relates to expanding our footprint beyond where we are today, our real estate team is ready to go, and we're minutes away from reinitiating an expansion plan.  But as both Mike and I said in the call, we are focusing on maintaining our staying power, getting our current portfolio of centers busier and conserving cash and investments.

So at this point in time, as we sit here, February 6, 2009, we do not have any plans to open a new center in 2009.  However, if we see an up-tick in our performance and an up-tick in the economy, we may enter some new markets later this year employing our de novo strategy.

Anthony Petrone:	Thank you very much.

Operator:
Once again, ladies and gentlemen, as a reminder, to register for a question please press star then the number one on your telephone.  Our next question comes from the line of Steve Willoughby with Cleveland Research.

Steve Willoughby:
Hi good morning.  Couple of questions here for you.  Can you talk about the timing of rolling the local marketing strategy out to your other markets, when do you expect to, I guess, start that and complete it?

Steve Straus:	Sure, as I mentioned on the call, Steve, we are four to six weeks ahead of schedule.

Steve Willoughby:	OK.

Steve Straus:
Our original plan was to start rolling out our targeted local-segmented approaches with new messages and new creative at the end of first quarter/early second quarter.  You will start seeing some of that new creative and new messaging toward new segments with our localized approach as we enter March.

Steve Willoughby:
OK.  And then about the Lifetime Vision strategy, a couple of questions.  I guess first, since in some ways you are going to be using others – other people's ASCs – I know that the majority of your surgeons work at LCAV part-time.  How many of your surgeons are currently doing premium IOLs, do you think?

Steve Straus:	We know that answer.

Steve Willoughby:	OK.

Steve Straus:	And right now we're not comfortable with sharing that.

Steve Willoughby:	OK.

Steve Straus:
And as we go forward, our hope is that we can expand the skill sets of our existing LasikPlus surgeons to provide the surgery services.  Our goal is to leverage our existing LasikPlus surgeons on all the surgical services that we intend to provide in the eye going forward.

Steve Willoughby:	And if they are on their own ASC or whatnot as well?

Steve Straus:	We'll work-out that on a market-by-market basis.

Steve Willoughby:	OK. Can you talk about the…so there would really be no Cap Ex involved with the Lifetime strategy then?

Steve Straus:
There will be some.  Our environment right now is conducive to laser vision correction.  To perform intraocular lens replacements or phakic IOL insertions, we need to be in a sterile environment.  That could change in certain states overtime as well.  But, from a CapEx standpoint, there is going to be some nominal capital expenditure for some additional diagnostic equipment upfront to perform some of these high-level diagnostic exams, these annual exams, but it's nominal.

Steve Willoughby:	OK.

Steve Straus:	And from a surgical standpoint, there is nothing planned for CapEx, because we'll be outsourcing our facility needs to these local ambulatory surgery centers.

Steve Willoughby:
OK.  And that $30 million in potential revenue number that you guys threw out.  I guess, what is presumed in that in terms of how widespread this thing gets?  Is it – that $30 million you need every single surgeon to be doing being premium IOL?

Mike Celebrezze:
This is Mike.  The $30 million was derived by taking MarketScope IOL projections, applying them on a phased approach across many of our centers, not necessarily all, but probably most of the markets, and then using a very conservative market-share position, way lower than we are in Lasik.  So there is actually significant upside to that number.

Steve Willoughby:
Got you.  OK.  And then the final question is, just, you know, there has been a lot of news in the papers about retailers looking to reduce their rents.  I know a lot of your centers are in strip-type centers.  Is there any chance to try and renegotiate rents?

Mike Celebrezze:
Our real estate department has renegotiated rents in about a dozen of our vision centers over the last quarter, and we are seeing some savings in our rent expense as we move forward.  It's not material to the financial statements, but we've taken some costs out of rent already, Steve.

Steve Willoughby:	OK. Thank you very much.

Operator:	There are no further questions at this time. Please proceed with your presentation or any closing remarks.

Steve Straus:	Thanks for participating on our call today. We ask you to support our Board and leadership team’s Consent Revocation. Our call is adjourned. Thank you.

Operator:	Ladies and gentlemen, that concludes your conference call for today. We thank you for your participation and ask that you please disconnect your lines.

END

Disclaimer
In connection with a consent solicitation by certain stockholders to remove and replace the Board of Directors of the Company, the Company has filed a preliminary consent revocation statement solicitation with the Securities and Exchange Commission. THE COMPANY URGES INVESTORS TO READ THE CONSENT REVOCATION STATEMENT (INCLUDING ANY SUPPLEMENTS THERETO) AND ANY OTHER RELEVANT DOCUMENTS THAT THE COMPANY FILES WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION.

LCA-Vision Inc. and its directors and certain executive officers may be deemed to be participants in the solicitation of consent revocations from stockholders. Information regarding the names of the Company’s directors and executive officers and their respective interests in the Company by security holdings or otherwise is set forth in the preliminary consent revocation statement.

Stockholders are able to obtain, free of charge, copies of the consent revocation statement and any other documents filed by the Company with the SEC in connection with the consent solicitation at the SEC’s website at http://www.sec.gov and at the Company’s website at http://www.lasikplus.com, or by contacting Georgeson, 199 Water Street, 26th Floor, New York, NY 10038 by calling (212) 440-9800 (bankers and brokers) or toll-free (800) 457-0109 (all others).